QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

July 3, 2002

Jefferson Smurfit Group plc
Beech Hill
Clonskeagh
Dublin 4
Ireland

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-3 (as amended through the date hereof, the "Registration Statement") of Smurfit-Stone Container Corporation, a Delaware corporation ("SSCC"), relating to the proposed distribution of SSCC shares by Jefferson Smurfit Group plc, an Irish corporation ("JSG"), in exchange for cancellation of a portion of the share capital of JSG, in connection with the offer by MDCP Acquisitions I, an Irish corporation, to purchase the entire issued and to be issued share capital of JSG.

        Our opinion, subject to the limitations and conditions set forth therein, concerning material United States federal income tax considerations of the transaction, under currently applicable federal income tax law, is set forth in the Registration Statement under the caption "Material United States Federal Income Tax Consequences."

        We hereby confirm our opinion in the Registration Statement, and consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to us therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

        We agree that SSCC may rely on our opinion for purposes of its inclusion in the Registration Statement.

Very truly yours,
/s/ WACHTELL, LIPTON, ROSEN & KATZ

QuickLinks

  Exhibit 8.1